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                                                                     EXHIBIT VII

                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Agreement") is made effective as of July 18, 1997, by and between Geokinetics Inc., a Delaware corporation (the "Corporation") and William R. Ziegler, an individual resident of the State of New York ("Optionee").

                                    RECITALS:

         WHEREAS, Optionee is currently a consultant to the Corporation pursuant to the terms of the Consulting and Engagement Agreement dated as of April 25, 1997, between the Corporation and Optionee ("Consulting Agreement"); and

         WHEREAS, the Corporation desires to grant Optionee a non-qualified stock option to purchase shares of Common Stock in accordance with the terms of the Consulting Agreement as partial compensation for Optionee's contributions and continued services as a consultant to the Corporation.

         NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Optionee agree as follows:

         1. GRANT OF STOCK OPTION. The Corporation hereby grants an option ("Option"') to Optionee, under the terms and conditions hereinafter specified, to acquire an aggregate of 50,000 shares of Common Stock (the "Option Shares") pursuant to the terms of this Agreement.

         2. PURCHASE PRICE. The purchase price per share of the Option Shares (the "Purchase Price") shall be equal to $0.75 per share and shall be paid to the Corporation in cash or a combination of cash and Common Stock.

         3. EXERCISE OF OPTION.

            (a) The Option is fully vested as of the date hereof and may be exercised, in whole or in part, at any time or times during the Term (as defined below).

            (b) The Option shall be exercised by giving written notice to the Corporation pursuant to Section 12 of this Agreement. Such notice shall state the number of Option Shares with respect to which the Option is being exercised and shall specify a date which shall not be less than fifteen (15) nor more than thirty (30) days after the date of such notice, as the date on which the purchase of the specified Option Shares will be completed. If any law or regulation requires the Corporation to take any action with respect to the Option Shares specified in such notice prior to their transfer, then the date of the payment for and delivery of such Option Shares shall be extended for the period necessary to take such action. In the event of any failure by Optionee to be prepared to complete the purchase of the number of Option Shares specified in such notice on the date set

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forth therein, as the same may be extended as provided above, the exercise of the Option shall become void and the Corporation may terminate the Option with respect to the number of shares specified in such notice.

            (c) In connection with the purchase of Option Shares, the Optionee will acknowledge that (i) the purchase of the Option Shares will not be registered under the Securities Act of 1933, as amended ("1933 Act"), or applicable state securities laws pursuant to exemptions therefrom, (ii) the Option Shares are not being acquired with a view to the distribution thereof, as defined in the 1933 Act, and (iii) any subsequent sale of the Option Shares will be in connection with a transaction registered under applicable securities laws or pursuant to an exemption from registration. In addition, the Optionee shall represent to the Corporation that he has had available for review all information, books and records, and other material of the Corporation relating to its business and a description of the capital stock of the Corporation as he has requested and has had the opportunity to ask questions and receive satisfactory answers from the Corporation with respect to the business and condition of the Corporation and its capital stock.

            (d) The purchase of the Option Shares shall take place at the principal offices of the Corporation upon delivery of the notice of exercise, at which time the total Purchase Price for the Option Shares shall be paid in full by any of the following methods or any combination of the following methods:

            (i) In cash or by certified or cashier's check payable to the Corporation;

            (ii) The delivery to the Corporation of certificates representing the number of shares of Common Stock then owned by the Optionee, the fair market value of which equals the Purchase Price of the Option Shares purchased pursuant to the Option, properly endorsed for transfer to the Corporation; provided, however, that no Option may be exercised by delivery to the Corporation of certificates representing Common Stock, unless such Common Stock has been held by the Optionee for more than six months. (For purposes of this Agreement, the fair market value of any shares of Common Stock delivered in payment of the Purchase Price upon exercise of the Option shall be the fair market value as of the exercise date, and the exercise date shall be the day of delivery of the certificates for the Common Stock used as payment of the Purchase Price); or

            (iii) By delivery to the Corporation of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver promptly to the Corporation, in payment of the Purchase Price, the amount of the cash proceeds of the sale of shares of Common Stock or a loan from the broker to the Optionee sufficient, in each case, to pay the Purchase Price, and in a form satisfactory to the Secretary of the Corporation.

         Upon such notice to the Secretary of the Corporation and payment of the total Purchase Price, the exercise of the Option shall be deemed to be effective, and a properly executed certificate or




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certificates representing the Option Shares so purchased shall be issued by the
Corporation and delivered to the Optionee.

         4. TERM AND TERMINATION OF OPTION. The term of the Option (the "Term") shall commence as of the effective date hereof and shall expire upon the earlier of (a) the expiration of the five-year period commencing as of the effective date hereof or (b) that date which is ninety (90) days after the date Optionee ceases to serve as a member of the Board of Directors of the Corporation or a consultant under the terms of the Consulting Agreement.

         5. ADJUSTMENTS. In the event that the outstanding shares of the Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving the Corporation, appropriate adjustment shall be made in the number and kind of shares as to which this Option, or the portion thereof then unexercised, shall be exercisable, to the end that, to the extent practicable, the proportionate interest of the Optionee shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Purchase Price per share.

         6. EFFECT UPON EMPLOYMENT. This Agreement shall not have any effect on the consulting relationship between the Corporation and Optionee under the Consulting Agreement or otherwise.

         7. RESTRICTION ON ISSUANCE OF SHARES. The Corporation shall not be obligated to sell any of the Option Shares hereunder unless the transaction in which the Option Shares are to be sold is registered or exempt from registration under the 1933 Act, and applicable state securities laws. Optionee shall make such investment representations to the Corporation and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Corporation, to secure to the Corporation an appropriate exemption from applicable securities laws.

         8. SUCCESSORS. This Agreement shall be binding upon any executor or legal representative of the Corporation.

         9. VESTING OF SHAREHOLDER RIGHTS. Optionee shall have no rights as a shareholder by reason of this Agreement until the certificates evidencing the Option Shares purchased are properly issued in Optionee's name.

         10. TRANSFERABILITY. The Option shall be transferable by Optionee, subject to complying with applicable federal and state securities laws to the reasonable satisfaction of the Corporation and its counsel; provided, however, that any attempted transfer of the Option contrary to the provisions hereof will be null and void and without effect.




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         11.      WITHHOLDING.

                  (a) The Optionee hereby agrees to make appropriate arrangements with the Corporation to provide for the amount of additional tax withholding under Sections 3102 and 3402 of the Internal Revenue Code and applicable state income tax laws resulting from the exercise of the Option. If such arrangements are not made, the Corporation may refuse to issue any Option Shares to the Optionee.

                  (b) The Optionee may elect to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Corporation, or to have the Corporation withhold from shares otherwise issuable to the Optionee, Option Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Optionee. All elections shall be subject to the approval or disapproval of the Board of Directors of the Corporation. The value of the Option Shares to be withheld shall be based on the fair market value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"'). Any such election by the Optionee to have Option Shares withheld for this purpose will be subject to the following restrictions:

                  (i)      All elections must be made prior to the Tax Date;

                  (ii)     All elections shall be irrevocable; and

                  (iii) If the Optionee is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, ("Section 16"), the Optionee must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of the Option Shares to satisfy such tax withholding obligation.

         12. NOTICES. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by United States mail at the address set forth below the signature of such party or at such other address as such party may designate by written communication to the other party to this Agreement. Each notice given in accordance with this Section shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the fifth day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

         13. AMENDMENTS. This Agreement may be amended only by a writing executed by the Corporation and Optionee.

         14. GOVERNING LAW. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Texas.

         15. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be




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fully severable and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         16. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, interpretation, or scope of this Agreement.

         17. WAIVER OF DEFAULT. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such party of any subsequent breach of this Agreement.

         18. ENTIRE AGREEMENT. This Agreement embodies the entire Agreement and understanding between the Corporation and Optionee relating to the subject matter of this Agreement and supersedes any prior negotiations and agreements between the parties concerning the same subject matter, except as expressly provided or allowed by the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first set forth above.


                                       GEOKINETICS INC.



                                       By:/s/ JAY D. HABER
                                       _________________________________________
                                          Jay D. Haber, President

                                       Address:      5555 San Felipe, Suite 780
                                                     Houston, Texas  77056


                                       OPTIONEE



                                       /s/ WILLIAM R. ZIEGLER
                                       _________________________________________
                                       William R. Ziegler

                                       Address:      c/o Parson & Brown LLP
                                                     666 Third Avenue, 9th Floor
                                                     New York, New York  10017




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